UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 19, 2011

McDermott International, Inc.
(Exact name of registrant as specified in its charter)

REPUBLIC OF PANAMA (State or other jurisdiction of incorporation)	001-08430 (Commission File Number)	72-0593134 (IRS Employer Identification No.)

757 N. Eldridge Parkway Houston, Texas (Address of principal executive offices)	77079 (Zip Code)
Registrant’s Telephone Number, including Area Code: (281) 870-5000
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     On August 19, 2011, McDermott International, Inc. (the “Borrower”) and certain of its wholly owned subsidiaries, as guarantors, entered into an amendment and consent (“Amendment No. 1”) to the credit agreement dated May 3, 2010, among the Borrower, Crédit Agricole Corporate and Investment Bank (“Crédit Agricole), as administrative agent and collateral agent, and certain lenders and letter of credit issuers party thereto (the “Credit Agreement”).
     Amendment No. 1 amended the Credit Agreement to, among other things, (1) extend the scheduled maturity date of the credit facility from May 3, 2014 to August 19, 2016; (2) increase the aggregate lender commitments from $900.0 million to $950.0 million for all revolving loan and letter of credit commitments under the Credit Agreement; (3) reduce the interest rate, commitment fee and letter of credit fee payable under the Credit Agreement; (4) increase permitted capital expenditures (prior to adjustment based on amount of restricted payments and allowed carry forward) from $400.0 million to $600.0 million per year; (5) permit the incurrence of unsecured debt so long as the Borrower is in pro forma compliance with a maximum 2.75:1.00 leverage ratio, which replaced a pre-existing limit of $400.0 million on unsecured debt, and increase the maximum permitted leverage ratio from 2.50:1.00 to 3.00:1.00; (6) permit the Borrower to use the net proceeds from the issuance of debt (other than loans under the Credit Agreement) to make investments in joint ventures and subsidiaries that are not guarantors under the Credit Agreement; (7) increase the annual basket for restricted payments from $50.0 million to $100.0 million; (8) permit the sale of certain vessels and other assets; (9) eliminate the annual limit on asset sales, so long as certain conditions are met; and (10) release certain assets from the liens securing the credit facility.
     In connection with entering into Amendment No. 1, the Borrower paid certain up-front fees to the lenders party thereto, and the Borrower paid certain advisory fees to Crédit Agricole.
     Upon the closing of Amendment No. 1 on August 19, 2011, the Borrower had zero outstanding borrowings and approximately $285.9 million of outstanding letters of credit under the Credit Agreement, leaving the Borrower with approximately $664.1 million of available capacity for borrowings and additional letters of credit under the Credit Agreement.
     The foregoing summary is qualified in its entirety by reference to the complete text of Amendment No. 1, which is filed as Exhibit 4.1 to this report and is incorporated by reference herein.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.
     The information provided under Item 1.01 above is incorporated by reference.

Item 9.01 Financial Statements and Exhibits.
(d)	Exhibits
4.1	Amendment No. 1 and Consent, dated as of August 19, 2011, entered into by and among McDermott International, Inc., as borrower, certain of its wholly owned subsidiaries, as guarantors, certain banks and financial institutions executing the signature pages thereto, as lenders and letter of credit issuers, and Crédit Agricole Corporate and Investment Bank, as administrative agent and collateral agent.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

McDERMOTT INTERNATIONAL, INC.
By:	/s/ Perry L. Elders
Perry L. Elders
Senior Vice President and Chief Financial Officer

August 25, 2011

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